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                                                                    EXHIBIT 23.2


              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                                March 30, 2001


Hugoton Royalty Trust
P.O. Box 830650
Dallas, TX 75283-0650


     Re:  Hugoton Royalty Trust
          2000 Annual Report on Form 10-K

Gentlemen:

     The firm of Miller and Lents, Ltd., consents to the use of its name and to the use of its report dated March 29, 2001, regarding the Hugoton Royalty Trust Proved Reserves and Future net Revenue as of January 1, 2001, in the 2000 Annual Report on Form 10-K.

     Miller and Lents, Ltd., has no interests in the Hugoton Royalty Trust or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Hugoton Royalty Trust. We are not employed by Hugoton Royalty Trust on a contingent basis.


                                                  Yours very truly,


                                                  MILLER AND LENTS, LTD.


                                                  By /s/JAMES C. PEARSON
                                                     --------------------
                                                     James C. Pearson
                                                     President